 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Ecopetrol S.A. (the “Company”) of our report dated April 28, 2016, except for the change in the manner in which the Company presents dry wells in the consolidated statements of cash flows as to which the date is May 31, 2017, relating to the Company’s financial statements for the year ended December 31, 2015, which appears in Ecopetrol S.A.’s Annual Report on Form 20-F for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Ltda.
Bogota, Colombia
June 1, 2018